Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
Par Value $0.01 Per Share
of
Simon Worldwide, Inc.
at
$0.27 Net Per Share
by
Overseas Toys, L.P.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 p.m., NEW YORK CITY TIME, ON DECEMBER 2, 2010, UNLESS EXTENDED.

November 1, 2010

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase dated November 1, 2010 (the "Offer to Purchase") and the related Letter of Transmittal distributed in connection with an offer by Overseas Toys, L.P., a Delaware limited partnership ("Overseas Toys"), to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Simon Worldwide, Inc., a Delaware corporation ("Simon"), not owned by Overseas Toys, at a purchase price of $0.27 per Share, net to the seller in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

        We are the holder of record (directly or indirectly) of Shares held for your account. A tender of such Shares can be made only by us as the holder of record or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is directed to the following:

          1.     The Offer Price is $0.27 per Share, net to you in cash without interest, upon the terms and conditions set forth in the Offer to Purchase.

          2.     The Offer is being made for all issued and outstanding Shares not owned by Overseas Toys.

          3.     The Offer is conditioned upon, among other things: the Offer being consummated on or before December 31, 2010. The Offer is also subject to the other conditions set forth in the Offer to Purchase. See "The Tender Offer—Section 12—Conditions To The Offer" of the Offer to Purchase.

          4.     The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on December 2, 2010, unless the Offer is extended.

          5.     Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Information Agent or the Depositary.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto and is being made to all holders of Shares other than Overseas Toys. Overseas Toys is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Overseas Toys becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Overseas Toys will make a good faith effort to comply with such state statute. If, after such good faith effort, Overseas Toys cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Overseas Toys by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, signing and returning to us the instruction form attached to this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all of your Shares will be tendered unless otherwise specified in your instructions.

        Your instructions should be forwarded to us as soon as possible so that we will have ample time to submit a tender on your behalf prior to the expiration of the Offer. The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on December 2, 2010, unless extended.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
SIMON WORLDWIDE, INC.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 1, 2010 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), in connection with the Offer by Overseas Toys, L.P., a Delaware limited partnership ("Overseas Toys"), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Simon Worldwide, Inc., a Delaware corporation ("Simon"), not owned by Overseas Toys at a purchase price of $0.27 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:*

Account Number:

Dated:

*
Unless otherwise indicated, we are authorized to tender all Shares held by us for your account.

PLEASE SIGN HERE

Signature (s):

Name (s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date: